Exhibit 10.6

THIRD AMENDED AND RESTATED SHARED SERVICES AGREEMENT

This Third Amended and Restated Shared Services Agreement (as amended, supplemented and/or otherwise modified from time to time, this “Agreement”), dated as of October 11, 2013 and made and entered into by and among (i) Caesars Entertainment Operating Company, Inc., a Delaware corporation formerly known as Harrah’s Operating Company, Inc. (“Service Provider”), (ii) Paris Las Vegas Operating Company, LLC, a Nevada limited liability company, Harrah’s Laughlin, LLC, a Nevada limited liability company, Harrah’s Las Vegas, LLC, a Nevada limited liability company, Harrah’s Atlantic City Operating Company, LLC, a New Jersey limited liability company (“AC Opco”), Rio Properties, LLC, a Nevada limited liability company, and Flamingo Las Vegas Operating Company, LLC, a Nevada limited liability company (collectively, the “Managed Parties”), (iii) Paris CMBS Manager, LLC, a Nevada limited liability company, Laughlin CMBS Manager, LLC, a Nevada limited liability company, HLV CMBS Manager, LLC, a Nevada limited liability company, HAC CMBS Manager, LLC, a New Jersey limited liability company (“AC Manager”), Rio CMBS Manager, LLC, a Nevada limited liability company, and Flamingo CMBS Manager, LLC, a Nevada limited liability company (collectively, the “Managers”), (iv) Caesars Entertainment Corporation, a Delaware corporation formerly known as Harrah’s Entertainment Inc. (“Parent”), (v) Harrah’s Atlantic City Propco, LLC, a Delaware limited liability company (“AC Propco”), (vi) Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company (“CERP LLC”), (vii) Caesars Octavius, LLC (“Caesars Octavius”), a Delaware limited liability company, and (viii) Caesars Linq, LLC, a Delaware limited liability company (“Caesars Linq”).

RECITALS

A. Service Provider has experience in providing services to gaming and related businesses.

B. On August 31, 2010, Service Provider, the Managed Parties, the Managers, Parent, AC Propco and certain other Affiliates of Parent entered into that certain Second Amended and Restated Shared Services Agreement (as amended, supplemented and/or otherwise modified prior to the date hereof, the “Existing Agreement”), pursuant to which Service Provider provided certain services to Parent and the Managers;

C. The Managers are party to separate Management Agreements (as defined below), pursuant to which the Managers provide services relating to the management and operation of Paris Las Vegas Hotel & Casino, Harrah’s Laughlin Hotel & Casino, Harrah’s Las Vegas Hotel & Casino, Harrah’s Atlantic City Hotel & Casino, Rio Hotel & Casino and Flamingo Las Vegas Hotel & Casino (each of the foregoing hotel/casinos, a “Resort”, and collectively, the “Resorts”) to the respective Managed Party;

D. (i) The Managed Parties, the Managers, Parent and AC Propco desire to continue to engage Service Provider to provide the services provided under the Existing Agreement, (ii) each of CERP LLC, Caesars Octavius and Caesars Linq desires to engage Service Provider to provide services under this Agreement and (iii) Service Provider is willing to perform such services, in each case on the terms and under the conditions set forth herein; and

E. The parties hereto have agreed to amend and restate the Existing Agreement in its entirety pursuant to, and in accordance with, the provisions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intention of being bound by this Agreement, the parties stipulate and agree as follows:

ARTICLE I.

DEFINITIONS

1.01 Definitions. The following defined terms are used in this Agreement:

“AC Manager” is defined in the preamble.

“AC Opco” is defined in the preamble.

“AC Propco” is defined in the preamble.

“Affiliate” shall mean, when used with reference to a specific Person:

(i) any Person who is an officer, partner, manager, member or trustee of, or serves in a similar capacity with respect to, the specified Person;

(ii) any partnership, limited liability company, corporation, trust or other entity of which the specified Person is a general partner, officer, managing member, trustee or serves in a similar capacity or is directly or indirectly the owner of a majority of the partnership interests, limited liability company interests, a majority of a class of equity securities (in the case of publicly held securities, any portion of a class of such securities aggregating at least five percent (5%) of such securities), or in which such Person has a majority beneficial interest;

(iii) any Person (or any officer, general partner, managing member or trustee, or, one who serves in a similar capacity with respect to such Person) that directly or indirectly through one or more intermediaries Controls or is Controlled by or under common Control with such specified Person; and/or

(iv) when used in reference to any of the parties hereto, any Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with any one or more of the beneficial owners of such party hereto.

“Agreement” is defined in the preamble.

“Applicable Laws” means all laws, rules, regulations and orders of the United States of America and all states, counties and municipalities in which Service Provider and the respective Recipients and Managed Parties conduct business.

“Bank Accounts” is defined in Section 3.05.

“Business Days” shall mean all weekdays except those that are official holidays of employees of the United States government. Unless specifically stated as “Business Days,” a reference in this Agreement to “days” means calendar days.

“Centralized Services” is defined in Section 3.08.

“Control” shall mean the ability, whether by the direct or indirect ownership of an equity interest, by contract or otherwise, to:

(i) in the case of a corporation, elect a majority of the directors of a corporation;

(ii) in the case of a partnership, select the managing partner of a partnership, or direct the votes of the partner or partners with authority to make decisions on behalf of the partnership;

(iii) in the case of a limited partnership, select or direct the votes of the sole general partner, all of the general partners to the extent that each has management control and authority, or the managing general partner or managing general partners thereof;

(iv) in the case of a limited liability company, select or direct the votes of the managing member(s) or manager(s) thereof; and

(v) otherwise, to select, or to remove and select, a majority of those Persons exercising governing authority over an entity.

“Controls” and “Controlled” shall have correlative meanings to “Control.”

“Credit Agreement” shall mean that certain First Lien Credit Agreement, dated as of October 11, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time), among CERP LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Las Vegas, LLC, Harrah’s Atlantic City Holding, Inc., Rio Properties, LLC, Flamingo Las Vegas Holding, LLC, Harrah’s Laughlin, LLC and Paris Las Vegas Holding, LLC, as borrowers, the lenders party thereto from time to time and Citicorp North America, Inc., as administrative agent.

“Direct Charges” are any amounts payable to third parties that are arranged or managed by Service Provider for the account of a Recipient and are charged directly by the third party to such Recipient.

“Employee Data” with respect to a particular Managed Party shall have the meaning set forth in the Management Agreement related to such Managed Party.

“Event of Default” is defined in Section 9.01.

“Existing Agreement” is defined in the recitals.

“Financing Documents” shall mean the Credit Agreement, the Senior Secured Notes, and all mortgages, deeds of trust, security agreements and other documents and instruments (including all amendments, modifications, side letters and similar ancillary agreements) related thereto.

“GAAP” shall mean those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

“Gaming Activities” shall mean slot machines, pari mutual wagering, and any other form of wagering that may be authorized from time to time by applicable law in a particular jurisdiction.

“Gaming Authority” shall mean any gaming control board or regulatory authority governing gaming in states or countries in which a Recipient or its Affiliates currently conducts or in the future may conduct gaming operations.

“Gaming Taxes” shall mean any tax imposed on Gaming Activities by any Gaming Authorities.

“Guest Data” shall mean any and all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Parent or its Affiliates whether obtained or derived by a Recipient or its Affiliates from: (i) guests or customers of the casino resort being managed by such Recipient; (ii) guests or customers of any Other Managed Resort (including any condominium or interval ownership properties) owned, leased, operated, licensed or franchised by a Recipient or its Affiliates, or any facility associated with the Other Managed Resorts (including restaurants, golf courses and spas); or (iii) any other sources and databases, including “Caesars” brand websites, “Caesars” central reservations database, operational data base (ODS) and any “Caesars” player loyalty program (i.e., Total Rewards).

“Managers” is defined in the preamble.

“Managed Parties” is defined in the preamble.

“Management Agreements” shall mean those certain Amended and Restated Hotel and Casino Management Agreements, dated as of the date hereof, by and between each Manager and its respective Managed Party.

“Mortgagee” shall mean Citicorp North America, Inc., as secured party, mortgagee and authorized representative pursuant to the terms of the Financing Documents, together with its successors and assigns in such capacity.

“Other Managed Resorts” shall mean those hotels and casinos, time-share, interval ownership facilities, vacation clubs, and other lodging facilities and residences that are owned and/or operated by a Recipient or its Affiliates under brands of Parent or its Affiliates, third-party brand or no brand.

“Parent” is defined in the preamble.

“Person” shall mean any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture, trust generated entity or other entity.

“Recipients” shall mean, collectively, Parent, AC Propco, CERP LLC, Caesars Octavius, Caesars Linq, each Managed Party and each Manager.

“Resort” is defined in the recitals.

“Resort Guest Data” with respect to a particular Managed Party shall have the meaning set forth in the Management Agreement related to such Managed Party.

“Senior Secured Notes” shall mean the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes (each as defined in the Credit Agreement).

“Service Provider” is defined in the preamble.

“Servicer Provider Confidential Information” means information relating to Service Provider’s business that derives value, actual or potential, from not being generally known to others (including information disclosed to Service Provider by Service Provider’s service providers and licensors under an obligation of confidentiality), including all Manuals (as defined in the Management Agreements), Service Provider Proprietary Information and Systems (provided that, for the purposes of this definition only, the reference to Guest Data in the definition of Service Provider Proprietary Information and Systems shall exclude Resort Guest Data), Guest Data (excluding Resort Guest Data), fees and terms of all Services, and any documents and information specifically designated by Service Provider orally or in writing as confidential or by its nature would reasonably be understood to be confidential or proprietary, to which Recipient and/or Managed Party obtains access by virtue of the relationship between the parties.

“Service Provider Proprietary Information and Systems” is defined in Section 3.07(b).

“Services” means all of the services to be provided by Service Provider to the Recipients as set forth in Article III of this Agreement.

“Services Fee” is defined in Section 5.01.

“Tenant Proprietary Information and Systems” shall have the meaning set forth in each Management Agreement.

“Term” is defined in Section 2.02.

“Transition Period” shall have the meaning set forth in each Management Agreement.

“Unavoidable Delays” is defined in Section 13.08.

ARTICLE II.

APPOINTMENT/TERM

2.01 Appointment. Each Recipient hereby appoints and employs Service Provider to provide the Services upon the terms and conditions set forth herein. Service Provider hereby accepts such appointment and undertakes to provide the Services upon the terms and conditions hereinafter set forth.

2.02 Term. The term of this Agreement (the “Term”) shall commence upon the date hereof and, unless earlier terminated in accordance with the terms hereof, shall terminate automatically (i) with respect to any Manager and its respective Managed Party, upon the termination of the respective Management Agreement to which such Manager and Managed Party are parties, (ii) with respect to AC Propco, upon the termination of the Management Agreement between AC Manager and AC Opco and (iii) with respect to Parent, CERP LLC, Caesars Octavius and Caesars Linq, upon the termination of all Management Agreements.

ARTICLE III.

SERVICES

3.01 Accounting Systems and Books and Records. Service Provider shall maintain a complete accounting system in connection with the operation of each Recipient’s and the respective Managed Party’s business. Separate books and accounts shall be kept for each Recipient and the respective Managed Party. The books and records shall be kept in accordance with GAAP and U.S. tax laws. Such books and records may be kept on a calendar year basis or fiscal year basis as determined by Service Provider in its sole discretion. Books and accounts shall be maintained at such location(s) as may be reasonably determined by Service Provider. Service Provider shall use its commercially reasonable efforts to comply with all requirements with respect to internal controls in accounting.

3.02 Access to Records. Each Recipient shall at all reasonable times have access to and the right to copy Service Provider’s books and records relating to such Recipient and the respective Managed Party.

3.03 Financial Statements; Audits. Service Provider shall prepare financial statements of each Recipient and the respective Managed Party, individually or as a consolidated group, as reasonably determined by Service Provider. The financial statements shall be kept in accordance with GAAP and U.S. federal tax laws, or as otherwise determined by the Service Provider. Service Provider shall engage a nationally recognized reputable public accounting firm to audit the financial statements of each Managed Party, individually, and/or as a consolidated group and/or as otherwise determined by the Service Provider, as appropriate, as of and at the end of each calendar or fiscal year (or portion thereof) occurring after the date hereof.

3.04 Operating and Capital Budgets and Annual Plans. Service Provider shall prepare operating and capital budgets and annual plans as reasonably agreed from time to time between Service Provider and Recipient.

3.05 Treasury

(a)	Service Provider shall establish, if necessary, one or more bank accounts at banking institutions chosen by Service Provider and reasonably acceptable to each Recipient (such account or accounts are hereinafter collectively referred to as the “Bank Accounts”), and Service Provider shall provide treasury and cash management functions to and on behalf of each Recipient and/or the respective Managed Party. The Bank Accounts may be in the applicable Recipient’s name or in the name of the Service Provider and/or the respective Managed Party. Service Provider may transfer funds from and among the Bank Accounts.

(b)	Service Provider shall have the power to arrange for letters of credit for each Recipient and/or the respective Managed Party on an as needed basis and shall allocate the costs associated with such letters of credit to such Recipient.

(c)	Service Provider may, in certain circumstances, pay outstanding accounts payable, payroll and other expenses on behalf of each Recipient and/or the respective Managed Party, and each Recipient agrees to reimburse Service Provider for such expenses without markup.

3.06 Regulatory Filings. Service Provider shall prepare and file all reports required of each Recipient by each applicable Gaming Authority or other governmental authority. The out-of-pocket cost of preparing and filing such reports shall be a Direct Charge to such Recipient.

3.07 Service Provider Proprietary Information and Systems.

(a) Service Provider will make available to each Recipient and the respective Managed Party the Service Provider Proprietary Information and Systems.

(b) Each Recipient agrees that Service Provider has the sole and exclusive right, title and ownership to:

(i)	certain proprietary information, techniques and methods of operating gaming, hotel and related businesses;

(ii)	certain proprietary information, techniques and methods of designing games used in gaming and related businesses;

(iii)	certain proprietary information, techniques and methods of training employees in the gaming, hotel and related business;

(iv)	certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems, including those set forth in Exhibit A;

in the case of (i) through (iv) which have been developed and/or acquired over many years through the expenditure of time, money and effort and which Service Provider and its Affiliates maintain as confidential and as trade secret(s); and

(v)	Guest Data (collectively items (i)-(v), the “Service Provider Proprietary Information and Systems”), provided that such ownership of Guest Data by Service Provider is subject to Section 13.4.4 of the Management Agreement.

(c) Each Recipient further agrees to maintain the confidentiality of such Service Provider Proprietary Information and Systems, and, upon the termination of this Agreement, to return same to Service Provider, including but not limited to, documents, notes, memoranda, lists, computer programs and any summaries of such Service Provider Proprietary Information and Systems. Service Provider Proprietary Information and Systems specifically excludes any information or documents otherwise falling within (i)-(v) above if the same is prepared, designed or created solely for the use and benefit of one Recipient and/or Managed Party or their respective predecessors. Each Recipient agrees that, upon termination of this Agreement, except as provided in the Financing Documents or the applicable Management Agreement, Service Provider shall retain the Guest Data, including all Guest Data gathered by the Recipients, and shall be entitled to use any of the Guest Data or other information gathered by Service Provider in connection with this Agreement or such programs.

(d) Casino operational standards may include requirements that Recipient purchase, lease or otherwise obtain, either through Service Provider or Service Provider’s designated suppliers, certain computer and other systems that Service Provider determines to be necessary for the operation of the managed casino. If such computer and other systems are offered by Service Provider, the cost to Recipient will be without markup by Service Provider from the original cost of such computer and other systems to Service Provider. If such computer and other systems are offered by designated suppliers, Service Provider will use commercially reasonable efforts to ensure that the cost to Recipient will be no higher than the cost of the same or comparable computer and other systems offered to Other Managed Resorts.

3.08 Centralized Services. Service Provider will provide corporate functions to each Recipient and/or the respective Managed Party, including without limitation, information technology and related software services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; design and construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; corporate/executive services; payroll services; security and surveillance services; government relation services, communication services; and data access services (collectively, the “Centralized Services”).

3.09 Operating Reimbursements. Except as otherwise specifically stated herein, Service Provider and the Recipients agree that they shall allocate costs, expenses, deposits, cash, assets and other similar items based on the use of such items by the parties, regardless of the contracting party therefor. Items that shall be allocated include, but shall not be limited to, markers, deposits, payroll expenses, marketing programs, reward credits, charitable contributions, and regulatory imposed payments. Each Recipient and Service Provider agree to negotiate in good faith the proper allocation of such items.

3.10 Changes to Services.

(a) Except as otherwise provided in Section 6.02, the parties may agree to modify the terms and conditions of Service Provider’s performance of any Service in order to reflect new procedures, processes or other methods of providing such Service. The parties will negotiate in good faith the terms and conditions upon which Service Provider would be willing to implement such change.

(b) Notwithstanding any provision of this Agreement to the contrary, Service Provider may make: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to any Recipient and/or Managed Party of Service Provider’s provision or quality of such Service in any material respect or increase any Recipient’s or Managed Party’s cost for such Service; (ii) emergency changes on a temporary and short-term basis; and/or (iii) changes to a particular Service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of any Recipient. However, Recipients and Mortgagee shall be notified in writing within a reasonable time prior to any such changes.

3.11 Additional Services. Recipients may, from time to time, request additional services that are not contemplated above. The parties agree to negotiate in good faith the terms and conditions by which Service Provider would be willing to perform such additional services.

ARTICLE IV.

PERFORMANCE OF SERVICES

4.01 Standards. Service Provider shall perform the Services on a non-discriminatory basis, in a first-class manner, using its commercially reasonable best efforts to provide the Services in the same manner as if Service Provider was providing such Services for its own account and not in any manner materially less favorable than what is being provided directly or indirectly by Service Provider or any Affiliate to Other Managed Resorts. Actions taken by Service Provider in good faith consistent with the foregoing shall not constitute a breach of this Agreement unless such action materially violates an express provision of this Agreement.

4.02 Employees. Service Provider shall determine the fitness and qualifications of all employees performing the Services. Service Provider shall hire, supervise, direct the work of, and discharge of all such employees. Service Provider shall determine the wages and conditions of employment of all such employees. All wages, bonuses, compensation, benefits, termination or severance expenses or liabilities, pension fund contribution obligations or liabilities, and other costs, benefits, expenses or liabilities and entitlements of or in connection with employees employed in connection with the Services shall be Service Provider’s responsibility.

4.03 Independent Contractors. Service Provider may hire consultants, independent contractors, or subcontractors, including Affiliates, to perform all or any part of a Service hereunder. Service Provider will remain fully responsible for the performance of its obligations under this Agreement, including any performance by such consultants, independent contractors, or subcontractors, and Service Provider will be solely responsible for payments due to its independent contractors unless such payments are part of a designated Direct Charge. All debts and liabilities incurred by Service Provider within the scope of the authority granted and permitted hereunder in the course of its provision of the Services shall be the debts and liabilities of Recipient only, and Service Provider shall not be liable for such debts and liabilities except as specifically stated to the contrary herein.

4.04 Agency and Agency Waivers. The relationship between the parties hereto shall be that of principal, in the case of each Recipient, and agent, in the case of Service Provider. Nothing herein contained shall be deemed or construed to render the parties hereto partners, joint venturers, landlord/tenant or any relationship other than that of principal and agent. To the extent there is any inconsistency between the common law fiduciary duties and responsibilities of principals and agents, and the provisions of this Agreement, the provisions of this Agreement shall prevail, it being the intention of the parties that this Agreement shall be deemed a waiver by Recipients of any fiduciary duties owed by an agent to its principal, and a waiver by Service Provider of any obligations of a principal to its agent, to the extent the same are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement, the intention of the parties being that this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law of agency except as expressly incorporated in the provisions of this Agreement. In no event shall Service Provider be deemed in breach of its duties hereunder solely by reason of (i) the failure of the financial performance of any Recipient’s business to meet such Recipient’s expectations or income projections or any operating budget or annual plans, (ii) the acts of any Recipient’s employees, (iii) the institution of litigation or the entry of judgments against any Recipient or Recipient’s business, or (iv) any other acts or omissions not otherwise constituting a material breach of this Agreement.

4.05 Affiliate Transactions. The fact that Service Provider or an Affiliate thereof, or a stockholder, director, officer, member, or employee of Service Provider or an Affiliate thereof, is employed by, or is directly or indirectly interested in or connected with, any Person which may be employed by Recipient to render or perform a service, or from which Service Provider may purchase any property, shall not prohibit Service Provider from employing such Person or otherwise dealing with such Person.

4.06 Cooperation of Recipients and Service Provider. Recipients and Service Provider shall cooperate fully with each other during the Term to procure and maintain all licenses and operating permits, if any, necessary or advisable for Service Provider to provide services hereunder and to facilitate each party’s performance of this Agreement. Recipients shall provide Service Provider with such information as is necessary to the performance by Service Provider of its obligations hereunder and as may be reasonably requested by Service Provider from time to time.

4.07 Services to Managed Parties. If any Managed Party becomes obligated pursuant to Section 13.2.2 of the Management Agreement between such Managed Party and its respective Manager to perform the obligations of such Manager under such Management Agreement, then such Managed Party shall automatically become an additional “Recipient” hereunder for all purposes of this Agreement and Service Provider shall provide the Services directly to such Managed Party to the same extent as Service Provider provided such Services to its respective Manager.

ARTICLE V.

SERVICES FEE AND EXPENSES

5.01 Services Fee. Service Provider shall charge Recipients a fee for the Services (the “Services Fee”) as follows: (a) costs that have been historically “allocated” to the Managed Parties will continue to be done so consistent with past practices and (b) for costs that have been historically “unallocated,” the Recipients shall pay thirty percent (30%) of all costs incurred in performances of the Services. The Recipients will allocate such costs among them, respectively, based on net revenues. Service Provider will calculate the aggregate cost to provide the Services to Recipients without applying any mark-up. The Services Fee shall be paid at such intervals as are specified from time to time by Service Provider, but no less frequently than annually. Service Provider will provide a written invoice to each Recipient for its share of any invoiced Services Fee, payable in arrears, which will be paid by such Recipient within 30 days of its receipt of such invoice.

5.02 Expenses. All costs and expenses, funding of operating deficits and operating capital, real property and personal property taxes, income taxes, sales taxes, Gaming Taxes, and all other taxes, insurance premiums and other liabilities incurred due to the Gaming Activities and non-gaming operations of each Recipient, including all Direct Charges, shall be the sole and exclusive financial responsibility of such Recipient, except for those instances herein where it is expressly and specifically stated that such costs and expenses shall be the financial responsibility of Service Provider. It is understood that statements herein indicating that Service Provider shall furnish, provide or otherwise supply, present or contribute items or services hereunder shall not be interpreted or construed to mean that Service Provider is liable or responsible to fund or pay for such items or services, except in those instances specifically mentioned herein. Service Provider shall not impose any markup on any goods or services purchased for a Recipient.

ARTICLE VI.

AFFIRMATIVE COVENANTS

6.01 Compliance with Laws. The parties agree to comply in all material respects with all applicable laws, rules, regulations and orders of all states, counties, and municipalities in which such party conducts business, including, without limitation, any laws, rules, regulations, orders and requests for information of any Gaming Authorities that may license Service Provider or a Recipient or from which Service Provider or a Recipient may seek a license. Recipient shall also follow applicable federal laws, rules, and regulations.

6.02 Resort Guest Data and Employee Data. Service Provider hereby represents, warrants and covenants that through the date hereof it has at all times collected, stored, transmitted, processed and maintained in all material respects all Resort Guest Data and Employee Data in accordance with all Applicable Laws and all privacy policies in place from time to time. Service Provider hereby represents, warrants and covenants that through the date hereof it has at all times collected, stored, transmitted, processed and maintained in all material respects all Resort Guest Data and Employee Data in a manner that would permit each Recipient and/or Managed Party to transfer such Resort Guest Data and Employee Data subject to and in accordance with Section 13.4.4 of the Management Agreements. Service Provider hereby represents, warrants and covenants that at all times during the term of this Agreement it shall collect, store, transmit, process and maintain in all material respects all Resort Guest Data and Employee Data in accordance with all Applicable Laws and all privacy policies in place from time to time. Service Provider hereby represents, warrants and covenants that at all times during the term of this Agreement it shall collect, store, transmit, process and maintain in all material respects all Resort Guest Data and Employee Data in a manner that would permit each Recipient and/or Managed Party and/or Service Provider to transfer such Resort Guest Data and Employee Data subject to and in accordance with Section 13.4.4 of the Management Agreements. Service Provider agrees and acknowledges that the privacy policies applicable to the Resort Guest Data and Employee Data may not be amended, supplemented or otherwise changed in a manner that would expressly prohibit a Recipient and/or Managed Party and/or Service Provider from transferring such Resort Guest Data and Employee Data to Managed Party or Managed Party’s designee in accordance with Section 13.4.4 of the Management Agreements, without the prior written consent of Mortgagee.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties of each Recipient

(a)	Each Recipient represents and warrants that it is duly organized, validly existing and in good standing under the laws of the state of its organization, that Recipient has full power and authority to enter into this Agreement and perform its obligations hereunder, and that the officers of such Recipient who executed this Agreement on behalf of such Recipient are in fact officers of such Recipient and have been duly authorized by such Recipient to execute this Agreement on its behalf.

(b)	The execution, delivery and performance by each Recipient of this Agreement have been duly authorized by all necessary action on the part of such Recipient and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of such Recipient, enforceable in accordance with its terms.

7.02 Representations and Warranties of Service Provider

(a)	Service Provider represents and warrants that it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, that Service Provider has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officers of Service Provider who executed this Agreement on behalf of Service Provider are in fact officers of Service Provider and have been duly authorized by Service Provider to execute this Agreement on its behalf.

(b)	The execution, delivery and performance by Service Provider of this Agreement have been duly authorized by all necessary corporate action on the part of Service Provider and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of Service Provider, enforceable in accordance with its terms.

(c)	To Service Provider’s knowledge, all agreements between Service Provider and third parties pursuant to which Service Provider obtains any Services to be provided hereunder (i) are in full force and effect, and there is no event of default thereunder by any party thereto that would materially adversely prevent Service Provider from providing the Services hereunder and (ii) allow for Service Provider to provide such Services to Recipients after a foreclosure under the Financing Documents with respect to any Managed Party in all material respects as such Services were provided prior to such foreclosure.

ARTICLE VIII.

INDEMNITY

8.01 Indemnity by Service Provider. Service Provider shall indemnify, defend and hold harmless each Recipient and its officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the gross negligence or willful misconduct of Service Provider or any employee, contractor or agent of Service Provider, except to the extent directly or indirectly caused by any act or omission of such Recipient.

8.02 Indemnity by Recipients. Each Recipient shall indemnify, defend and hold harmless Service Provider and its officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the gross negligence or willful misconduct of such Recipient or any employee, contractor or agent of such Recipient, except to the extent directly or indirectly caused by any act or omission of Service Provider.

8.03 Procedure. The party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action, provided that the indemnified party may participate in any such action with counsel of its choice at its own expense and provided further that the indemnifying party shall not settle any claim, action or demand without the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. The indemnified party shall reasonably cooperate in the defense as the indemnifying party may request and at the indemnifying party’s expense.

ARTICLE IX.

DEFAULT

9.01 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”) as to the party failing in the performance or effecting the breaching act.

9.02 Service Provider’s Default. An Event of Default shall exist with respect to Service Provider if Service Provider shall fail to perform or materially comply with any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Service Provider and such failure shall continue for a period of thirty (30) days after written notice thereof from any Recipient to Service Provider specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days but can be cured within 120 days, if Service Provider fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

9.03 Recipient’s Default. An Event of Default shall exist with respect to a Recipient if such Recipient shall:

(a) fail to make any monetary payment required under this Agreement, including, but not limited to, any Services Fee to Service Provider or any Direct Charges to the applicable third parties, on or before the due date recited herein and such failure continues for five (5) Business Days after written notice from Service Provider specifying such failure, or

(b) fail to perform or materially comply with any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to Recipient and such failure shall continue for a period of thirty (30) days after written notice thereof from Service Provider to Recipient specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Recipient fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

9.04 Bankruptcy.

An Event of Default shall exist with respect to a party if such party:

(a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property;

(b) makes a general assignment for the benefit of creditors;

(c) is adjudicated bankrupt or insolvent; or

(d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

9.05 Reorganization/Receiver. An Event of Default shall exist with respect to Service Provider or a Recipient if an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of Service Provider or such Recipient, respectively, or appointing a receiver, trustee or liquidator of Service Provider or such Recipient, respectively, of all or a substantial part of any of the assets of Service Provider or such Recipient, respectively, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

9.06 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

ARTICLE X.

TERMINATION

10.01 Termination; Terminating Events. Notwithstanding anything to the contrary contained herein, including the last sentence of this Section 10.01, for so long as a Management Agreement remains in effect with respect to any Manager and its respective Managed Party, and provided that, on or following any foreclosure, deed-in-lieu of foreclosure or similar exercise of remedies under the Financing Documents or during the Transition Period, there is no Event of Default under Section 9.03(a) of this Agreement with respect to such Manager or Managed Party continuing for fifteen (15) days or longer following receipt by Manager, Managed Party and Mortgagee of a written notice identifying such Event of Default, this Agreement may not be terminated by Service Provider with respect to such Manager or Managed Party. Subject to the immediately preceding sentence, this Agreement shall terminate at the election of the non-defaulting party upon the occurrence of an Event of Default under this Agreement and where the time to cure, if any, has lapsed.

10.02 Automatic Termination. This Agreement shall automatically terminate (i) with respect to any Manager and its respective Managed Party, with no further action on the part of the parties hereto (except as set forth in this Agreement), upon the termination of the Management Agreement with respect to such Manager and its respective Managed Party in accordance with its terms, (ii) with respect to AC Propco, with no further action on the part of the parties hereto (except as set forth in this Agreement), upon the termination of the Management Agreement between AC Manager and AC Opco, and (iii) with respect to Parent, CERP LLC, Caesars Octavius and Caesars Linq, with no further action on the part of the parties hereto (except as set forth in this Agreement), upon the termination of all Management Agreements.

10.03 Effect of Termination. Within fifteen (15) days after the termination of this Agreement with respect to any Recipient, such Recipient shall pay Service Provider all accrued and unpaid amounts due under this Agreement, including, without limitation, the Services Fee.

10.04 Diligence/Transition Assistance.

(a) Service Provider will provide, during the Transition Period with respect to each Recipient, reasonable cooperation and transition assistance to such Recipient and/or the respective Managed Party (and any agent or representative thereof) in connection with the Transition Services (as defined in the Management Agreements) to the extent required by Section 13.4.3(b) of the applicable Management Agreement; provided that, except for its obligations to transfer Tenant Proprietary Information and Systems and other data required to be transferred under Section 10.04(b), nothing in this Agreement shall require Service Provider to share any Service Provider Confidential Information with any Prohibited Person (as defined in the Management Agreements). Such Recipient shall pay Service Provider its reasonable costs for providing such transition assistance without mark up.

(b) Promptly following the Transition Period Commencement Date (as defined in the Management Agreement) with respect to any Managed Party, and also during the period immediately prior to the effective date of termination of the Management Agreement at the end of the Transition Period with respect to a Recipient, subject to Applicable Laws, Service Provider shall provide reasonable cooperation and assistance to such Recipient and/or the respective Managed Party or Mortgagee as necessary to enable the transfer of Resort Guest Data and Employee Data to the respective Managed Party or its designated third party provider or other designee or successor or assign to the extent required by Section 13.4.4 of the Management Agreement. During the period immediately prior to the effective date of termination of the Management Agreement at the end of the Transition Period with respect to a Recipient, Service Provider shall provide reasonable cooperation and assistance to such Recipient and/or the respective Managed Party and/or Mortgagee in connection with the transfer of Tenant Proprietary Information and Systems to the respective Managed Party or its designated third party provider or other designee or successor or assign to the extent required by Section 13.4.4 of the Management Agreement.

(c) From and after the occurrence of any Debt Default (as defined in the Management Agreements) with respect to a Recipient, Service Provider shall provide reasonable cooperation and assistance to such Recipient and/or the respective Managed Party or Mortgagee in conducting Diligence Activities (as defined in the Management Agreements) to the extent required by Section 13.4.3(a) of the Management Agreement.

(d) Service Provider hereby agrees and acknowledges that it is obligated to comply with any and all terms applicable to Service Provider in the Management Agreement (whether through mention of “Affiliate” generally or “CEOC” specifically).

10.05 Covenant Not to Sue.

(a) For good and valuable consideration received, each of Service Provider and its Affiliates agree that Mortgagee or any designee of Mortgagee that is directly involved with the Operation of the Resort (“Designee”) shall not be liable for, and covenant not to commence or maintain any claim or cause of action (whether at law or in equity) against Mortgagee or such Designee for, alleged infringement or violation of Patents to the extent such alleged infringement or violation arises solely from such Mortgagee’s or any Designee’s Operation of any of the Resorts occurring prior to one (1) year after the end of any Transition Period, in each case only to the extent that Mortgagee and each Designee had a reasonable belief that such alleged infringement or violation did not constitute an infringement or violation of Patents.

(b) To the extent (i) any activities by Mortgagee or any Designee occurring after (1) year after the end of any Transition Period are a continuation of activities actually known, by an employee of CLC, Service Provider or any of their respective Subsidiaries that has knowledge of and familiarity with the Patents, to be occurring during the Transition Period and (ii) CLC, Service Provider or any of their respective Affiliates reasonably believes that such activities do not constitute willful infringement by Mortgagee or any Designee, none of CLC, Service

Provider, or their Affiliates may commence or maintain claims or causes of action for infringement or violation of Patents on the basis of such prior activities if such activities have substantially ceased within six (6) months after notice of such alleged infringement or violation is given to Mortgagee or Designee.

(c) This covenant shall be binding upon, and inure to, the benefit of the parties, their successors, assigns and executors, administrators, personal representatives and heirs.

(d) As used in this Section 10.05, the following terms have the following meanings:

“CLC” shall mean Caesars License Company, LLC (formerly known as Harrah’s License Company, LLC), a Nevada limited liability company.

“Operate,” shall mean to manage, operate, use, maintain, market, promote, and provide other management or operations services to a hotel, casino and/or convention facility, and “Operating” and “Operation” shall have correlative meanings.

“Patents” shall mean all national, regional and international patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), including all inventions claimed therein, and any provisional applications, renewals, reissues, reexaminations, extensions (including without limitation supplementary protection certificates and the like), restorations, continuations, continuations-in-part, divisions, certificate of invention, and substitutions relating to any of such patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs anywhere in the world to the extent any of the foregoing are owned by CLC, Service Provider or any of their Subsidiaries.

ARTICLE XI.

NOTICES

All notices provided for in this Agreement or related to this Agreement which any party desires to serve on the other parties shall be in writing and shall be considered delivered upon receipt. Any and all notices or other papers or instruments related to this Agreement shall be sent by:

(a)	United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;

(b)	a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid; or

(c)	a nationally recognized overnight delivery service;

provided that, for receipted delivery, any and all such notices or other papers or instruments related to this Agreement shall be addressed as follows:

ANY RECIPIENT:

Caesars Entertainment Corporation

c/o Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

SERVICE PROVIDER:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

Any Recipient or Service Provider may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided) or instruments or other papers to be served upon or delivered to the other party, by giving notice to the other party as aforesaid, provided that notice of such change shall not be effective until the fifth (5th) day after mailing or facsimile transmission.

ARTICLE XII.

DISPUTE RESOLUTION

12.01 Disputes Submitted to Arbitration. Wherever any dispute arises between a Recipient and Service Provider which is not otherwise resolved between the parties, the same shall be submitted to resolution by arbitration to be conducted in Las Vegas, Nevada, in accordance with the rules of the local arbitration commission or authority.

12.02 Selection of Arbitrators. Any party shall have the right to submit such dispute to arbitration by delivery of written notice to the other party stating that the party(ies) to the dispute delivering such notice desires to have the then unresolved controversy between the applicable Recipient(s) and Service Provider reviewed by a board of three (3) arbitrators. Such notice shall also set forth the identity of the person selected by the notifying party as its arbitrator, and shall detail the dispute between the parties and such party’s suggested resolution. Within twenty (20) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation, the name and address of the person so designated, and the suggested resolution of such dispute by such party. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree on such third arbitrator, then either arbitrator, on five (5) days’ notice in writing to the other, or both arbitrators, shall apply to the local arbitration authority to designate and appoint such third arbitrator. The two arbitrators selected by the parties shall then notify Service Provider and the applicable Recipient(s) in writing promptly upon the selection of the third arbitrator. If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within twenty (20) days after receipt of such notice, then the suggested resolution of the dispute as set forth in the written notice delivered by the party requesting such arbitration shall become the resolution thereof, and shall be binding on Service Provider and the applicable Recipient(s) hereunder.

12.03 Submission of Evidence. Within thirty (30) days following the date on which the parties shall have received notice of the appointment of the third arbitrator, the parties shall submit to the arbitrator so appointed a full statement of their respective positions and their reasons in support thereof, in writing, with copies delivered to the other party. Upon receipt of such written statement from the other party, the party receiving the same may file with the arbitrators a written rebuttal. Unless requested by the arbitrators, no hearing shall be required in connection with any such arbitration, and the arbitrators may elect to base their decisions on the written material submitted by the parties; provided, however, the parties shall submit to hearings, and be prepared to provide testimony, by themselves or by witnesses called on their behalf, if so requested by the arbitrators.

12.04 Decisions of Arbitrators. Following receipt of the written materials from each party, and following any hearings or testimony held in connection with such arbitration, the arbitrators shall render their decision, which decision shall adopt either the position of Service Provider or the applicable Recipient(s) as previously submitted to the arbitrators, in full, without revision or alteration thereof, and without compromise. If more than one issue shall be submitted to the same arbitrators for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the arbitrators.

12.05 Arbitration is Binding. The decision of a majority of the arbitrators shall be binding upon Service Provider and the applicable Recipient(s) and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of such arbitration to one of the parties, equally or disproportionately between the parties.

12.06 Qualifications of Arbitrators. All arbitrators appointed hereunder shall be persons reasonably experienced regarding the management and operation of first-class casinos and companies offering Gaming Activities of generally the same class and category as “Caesars”, or reasonably experienced in the financial or economic evaluation or appraisal of the same, but no such arbitrator shall then be in the employ of any person which, at the time of such arbitration, shall be an operator of any facility offering Gaming Activities, a casino operator, a casino management company or a horse racing facility management company.

ARTICLE XIII.

MISCELLANEOUS

13.01 Assignment. No Recipient shall assign this Agreement or any right or interest therein without the express prior written consent of Service Provider, and Service Provider shall not assign this Agreement or any right or interest therein without the express prior written consent of each Recipient and Mortgagee (which consent, in each case, shall not be unreasonably withheld). Notwithstanding the preceding sentence, (i) any Recipient or Service Provider may assign or transfer this Agreement to any Affiliate of such party or in accordance with the terms of the Financing Documents (including, without limitation, pursuant to the Post-Closing Restructuring

Transaction (as defined in the Credit Agreement)); provided that a counterpart original of such assignment is delivered to the other parties and to Mortgagee on or before the effective date of such assignment, and provided further that, in the case of an assignment or transfer to such Affiliate, it expressly assumes and agrees to be bound by all of the terms and conditions of this Agreement and (ii) Recipients shall be permitted to collaterally assign their rights under this Agreement pursuant to the Financing Documents. Except as otherwise provided herein, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of the parties’ permitted successors and assigns and legal representatives.

13.02 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning, and not strictly for or against Recipients or Service Provider. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the same to be drafted.

13.03 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada without reference to its choice of law provisions.

13.04 Severability. Should any portion of this Agreement be declared invalid or unenforceable, then such portion shall be deemed to be severed from this Agreement and shall not affect the remainder thereof.

13.05 Attorneys’ Fees. Should either party institute an action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the other party all costs of the action or proceeding and reasonable attorneys’ fees.

13.06 Entire Agreement. This Agreement covers in full each and every agreement of every kind or nature whatsoever among the parties hereto concerning this Agreement, and all preliminary negotiations and agreements, whether verbal or written, of whatsoever kind or nature are merged herein. No oral agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding.

13.07 Counterparts. This Agreement may be executed in counterparts, including via facsimile or any other electronic transmission, and shall be deemed to have become effective when and only when all parties hereto have executed this Agreement, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

13.08 Force Majeure. Whenever this Agreement requires an act to be performed within a specified time period or to be completed diligently, such periods are subject to Unavoidable Delays. “Unavoidable Delays” are delays beyond the reasonable control of the party asserting the delay, and include delays caused by acts of God, acts of war, terrorist attack, civil commotions, riots, strikes, lockouts, acts of government in either its sovereign or contractual capacity, perturbation in telecommunications transmissions, inability to obtain suitable labor or materials, accident, fire, water damages, flood, earthquake, or other natural catastrophes.

13.09 No Warranties. Service Provider shall use commercially reasonable efforts to render the services contemplated by this Agreement in good faith to Recipient on the terms and standards set forth herein, including Section 4.01, but hereby explicitly disclaims any and all warranties, express or implied.

13.10 Headings. Headings or captions have been inserted for convenience of reference only and are not to be construed or considered to be a part hereof and shall not in an way modify, restrict or amend any of the terms or provisions hereof.

13.11 Waiver. The waiver by one party of any default or breach of any of the provisions, covenants or conditions hereof of the part of the other party to be kept and performed shall not be a waiver of any preceding or subsequent breach or any other provisions, covenants or conditions contained herein.

13.12 Consent to Jurisdiction. The parties hereto agree that, other than an arbitration proceeding arising pursuant to Article XII, any legal action or proceeding with respect to or arising out of this Agreement may be brought in or removed to the state or federal courts located in Clark County, Nevada. By execution and delivery of this Agreement, the parties hereto accept, for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

13.13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP AMONG THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN RELATED FUTURE DEALINGS WITH THE OTHER PARTIES HERETO. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.14 Third Party Beneficiaries. Mortgagee and its successors and assigns shall be beneficiaries of each Recipient’s rights and benefits under this Agreement.

13.15 Amendments. This Agreement may be changed, modified, surrendered or terminated (and provisions hereof may be waived) only by an agreement in writing signed by the parties hereto and by Mortgagee, to the extent Mortgagee’s consent is required by the terms of the Financing Documents. No modification, amendment, waiver, discharge, surrender, termination or assignment shall be effective unless and until it is consented to by Mortgagee, in each case to the extent required hereunder. Any modification, amendment, waiver, discharge, surrender, termination or assignment in violation of this Section 13.15 shall be void ab initio.

13.16 Amendment and Restatement. The parties hereto hereby agree that the Existing Agreement is hereby amended and restated in its entirety, and that, from and after the date hereof, all of the terms and conditions contained in this Agreement shall replace the terms and conditions of the Existing Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

SERVICE PROVIDER:

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,

By:	/s/ DONALD COLVIN
	Name:	Donald Colvin
	Title:	Chief Financial Officer

[Third Amended and Restated Shared Services Agreement]

MANAGED PARTIES:

PARIS LAS VEGAS OPERATING COMPANY, LLC,

By:	/s/ DONALD COLVIN
	Name:	Donald Colvin
	Title:	Chief Financial Officer

HARRAH’S LAUGHLIN, LLC,

By:	/s/ DONALD COLVIN
	Name:	Donald Colvin
	Title:	Chief Financial Officer

HARRAH’S LAS VEGAS, LLC,

By:	/s/ DONALD COLVIN
	Name:	Donald Colvin
	Title:	Chief Financial Officer

HARRAH’S ATLANTIC CITY OPERATING COMPANY, LLC,

By:	/s/ DONALD COLVIN
	Name:	Donald Colvin
	Title:	Chief Financial Officer

[Third Amended and Restated Shared Services Agreement]

RIO PROPERTIES, LLC,

By:	/s/ DONALD COLVIN
	Name:	Donald Colvin
	Title:	Chief Financial Officer

FLAMINGO LAS VEGAS OPERATING COMPANY, LLC,

By:	/s/ DONALD COLVIN
	Name:	Donald Colvin
	Title:	Chief Financial Officer

[Third Amended and Restated Shared Services Agreement]

MANAGERS:

PARIS CMBS MANAGER, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: President

LAUGHLIN CMBS MANAGER, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: President

HLV CMBS MANAGER, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: President

HAC CMBS MANAGER, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: Senior Vice President

[Third Amended and Restated Shared Services Agreement]

RIO CMBS MANAGER, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: President

FLAMINGO CMBS MANAGER, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: President

[Third Amended and Restated Shared Services Agreement]

PARENT:

CAESARS ENTERTAINMENT CORPORATION,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: Chief Financial Officer

AC PROPCO:

HARRAH’S ATLANTIC CITY PROPCO, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: Chief Financial Officer

CERP LLC:

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: Chief Financial Officer

[Third Amended and Restated Shared Services Agreement]

CAESARS OCTAVIUS:

CAESARS OCTAVIUS, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: Chief Financial Officer

CAESARS LINQ:

CAESARS LINQ, LLC,

By:	/s/ DONALD COLVIN
Name: Donald Colvin
Title: Chief Financial Officer

[Third Amended and Restated Shared Services Agreement]

EXHIBIT A

Service Provider Proprietary Information and Systems

1.	Casino Management System

•	Enterprise Data Warehouse (including slot analysis capabilities)

•	CRM systems (Includes Total Rewards II technology and Business practices, Total Rewards II Kiosks, Offer system, Email, Direct Mail, other custom functionality deployed by properties owned or operated by Parent for the purposes of direct contact, communication and relationship management with customer(s))

2.	Patron Data Base (Service Provider’s Comprehensive Customer Data Base)

•	Service Provider proprietary Business Processes and methodologies related to customer predictive modeling, Offers systems and processes, CRM and Customer marking techniques

3.	Events Management System (For booking shows and restaurants)

4.	Interfaces between non-proprietary systems and Service Provider’s proprietary systems

•	Customized elements of Lodging Management System (LMS) and integrations to other systems, including the Revenue Management Systems (for hotels)

•	Customized elements of Infinium Software and integrations to other systems

•	Customized elements of Stratton-Warren Software and integrations to other systems

•	Customized elements of Resumix Resume/Applicant Tracking System, including front-end applications, data feeds, and integrations to other systems

•	Customized elements of TimeWorks Time and Attendance and integrations to other systems

•	Marketing Workbench (including all direct marketing campaigns/capabilities)

5. Caesars.com website (including various linked and supporting applications and online/offline products and relationships) – All Internet functionality, data, metrics and business processes.

A - 1

6. Teleservices Work Station and Guest Services Workstation – for use in Teleservices and other on or off property environments

7. Other Systems. Total Rewards II player loyalty program, 1-800-Caesars telephone reservation system, Gaming Panel, Guest Service Rating System, purchasing and inventory control systems and accounting systems.

A - 2